Exhibit 107

Calculation of Filing Fee Table
FORM F-4
(Form Type)
Senstar Technologies Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares”)	457(f)(1)	23,309,987	(2)	$1.135	(3)	$26,456,835	0.00011020	$2,915.54

(1)
Relates to the common shares of Senstar Technologies Corporation, a corporation incorporated under the Business Corporations Act (Ontario) (“Senstar-Ontario”), issuable to holders of ordinary shares of Senstar Technologies Ltd., an Israeli company (“Senstar-Israel”), in connection with the merger of Can Co Sub Ltd., a company incorporated under the laws of the State of Israel and a wholly-owned subsidiary of Senstar-Ontario (“Merger Sub”), with and into Senstar-Israel, resulting in Senstar-Ontario becoming the parent company of Senstar-Israel (the “ Merger”). The number of common shares of Senstar-Ontario to be registered is based on the estimated number of common shares of Senstar Ontario expected to be issued pursuant to the Merger.

(2)	Senstar Ontario common shares will be issued on a 1-for-1 basis in exchange for outstanding ordinary shares of Senstar Israel in connection with the Merger.

(3)
With respect to the common shares of Senstar Ontario to be issued pursuant to the Merger, calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for Senstar-Israel ordinary shares as reported on the Nasdaq Capital Market as of September 22, 2023.